Exhibit 10.26

(English translation from the German original)

SUBLEASE AGREEMENT

between

Heidelberger Druckmaschinen AG

Kurfürsten-Anlage 52-60

D-69115 Heidelberg

and

Linotype GmbH

Du-Pont-Straße 1

D-61352 Bad Homburg

Recital clause

The Heidelberger Druckmaschinen AG (hereinafter referred to as “HDM”) is sole partner in the Linotype GmbH (hereinafter referred to as “Linotype”).

It plans to sell its business share this year and transfer it to the buyer this year as well.

Linotype’s offices are located at the above address. A verbal and/or implied sublease agreement is in place for this between Linotype as sublessee and HDM as sublessor that hands over, as it were, the terms of the lease agreement between HDM as legal successor to Linotype Hell AG and Du Pont de Nemours (Deutschland) GmbH (hereinafter referred to as “Du Pont”) from HDM to Linotype. The lease agreement between HDM and Du Pont is also a sublease agreement, but for the sake of simplicity it is referred to below as the “Main Lease Agreement” and is attached to this sublease agreement, including the 1st and 2nd Supplemental Clauses, as Attachment 1.

The reason for the sublease agreement is based on Linotype’s position as a subsidiary of HDM. Consequently, the sublease agreement shall not remain in existence for the long term after the shares are transferred, but terminated at the same time as the Main Lease Agreement still to be cancelled by HDM.

The present written sublease agreement is meant to replace the content of the existing sublease agreement identically, which was entered into only verbally or implicitly, as well as stipulate in writing the termination of the same.

Part of the space covered in the Main Lease Agreement was never used by Linotype. That space is described in an attachment to this agreement. The contract parties are in agreement that no commitments with respect to the unused space shall arise from the present contract.

§1	Reference to the Main Lease Agreement

(1)	The contract parties are required to render services for each other in accordance with the Main Lease Agreement of June 13, 1997 entered into between HDM and Du Pont, whereby HDM is to render the services for Linotype that Du Pont renders for HDM in the Main Lease Agreement and Linotype is to render the services for HDM that HDM renders for Du Pont in the Main Lease Agreement.

(2)	The payment obligations that exist on account of this reference for Linotype to HDM are understood to include the respective amount of value-added tax. HDM shall issue invoices to Linotype for this as defined in §14 UStG [Turnover Tax Act].

(3)	This reference to the Main Lease Agreement includes all amendments or supplements to the Main Lease Agreement.

(4)	§ 2 shall remain in full force.

§2	Decrease in obligations due to otherwise subleased space

(1)	Linotype’s obligations as sublessee, in particular those obligations to pay rent and ancillary costs, are decreased where the Main Lease Agreement refers to office space not used by Linotype. Where payment claims are concerned, the decrease will be in proportion to the ratio of used space to unused space. The outcome is a monthly payment for rent and ancillary costs of 28,048.00 euros.

(2)	The obligations of HDM as sublessor, in particular those obligations to ensure the rental property is being used, are decreased where the Main Lease Agreement refers to the space not used by Linotype, i.e., 274 m².

§3	Termination of the sublease contract

Since HDM exercised the option right in pursuance of (2.1) of the Main Lease Agreement by the deadline, the Main Lease Agreement shall terminate on July 31, 2007 if HDM terminates it by the deadline according to plan. Consequently, the term of the sublease agreement is herewith set to expire on July 31, 2007. Any terms in the Main Lease Agreement that contradict this time limitation by virtue of the reference in §1 are null and void.

§4	Commencement of the contract term

This contract shall take effect on July 1, 2006 notwithstanding the time of signature.

§5	Invalidity of previous agreements, amendments

This contract replaces all previous agreements concerning the lease object, in particular the sublease agreement in place thus far, which was entered into verbally or implicitly. Amendments to this contract are only valid if done in writing.

Attachments:

Attachment 1: Main Lease Agreement between Du Pont and HDM

Heidelberg/Bad Homburg, July 31, 2006

Heidelberger Druckmaschinen AG	Linotype GmbH

[signature]	[signature]
Bernhard Schreier	Bruno Steinert
Chairman of the Board of Directors	Managing Director

[signature]

Wirnt Galster

Authorized Signatory